Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

TELOMIR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common stock, no par value (3)	457(o)	$13,800,000	0.00014760	$2,037
	Equity	Underwriter Warrants (4)	457(g)	—	—	—
Fees Previously Paid	Equity	Common stock issuable upon exercise of Underwriter Warrants (5)	457(o)	600,000	0.00014760	89
Secondary Offering	Equity	Common stock, no par value		43,500,000	0.00014760	6,421
		Total Offering Amounts		$57,900,000		$8,547
		Total Fees Previously Paid				$2,126
		Total Fee Offsets				$—
		Net Fee Due				$6,421

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments.
(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), the proposed maximum aggregate offering price of the Underwriter Warrants is $833,333, which is equal to 5.0% of the aggregate number of shares of common stock sold in this offering, excluding the overallotment option, at an exercise price equal to 100% of the public offering price per share.